UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 29, 2008

Retractable Technologies, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-30885	75-2599762
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

511 Lobo Lane, Little Elm, Texas 75068-0009
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code     (972) 294-1010

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On August 29, 2008, we obtained a $4,210,000 straight line of credit from Lewisville State Bank, a division of 1st International Bank (the “Bank”), which has previously lent us $2,500,000 (the “Prior Debt”).  $2,288,730.63 of the Prior Debt is still outstanding. The purpose of the line of credit is to expand the warehouse.  The expansion will include additional warehouse space, additional office space, and a new Clean Room.

Disbursements from the line of credit are due only with respect to work previously completed by a contractor. The Bank has no obligation to make disbursements if, among other things, there occurs a material adverse change in financial condition or in the value of the collateral.  We are obligated to pay the full amount upon demand.  Beginning on September 29, 2008, we must also pay minimum monthly payments equal to the accrued interest on any disbursed amounts.

The maturity date is February 28, 2010.  The interest rate is Prime (as established by the Wall Street Journal) plus .25%.  We may prepay the line of credit without penalty.  Repayment of disbursed funds is secured by a Construction Deed of Trust dated August 29, 2008, on the land and buildings (which is secondary to that certain Construction Deed of Trust dated March 29, 2004, securing the Prior Debt) as well as an Assignment of All Rents.

The Bank may require evidence of equity funds totaling $236,972 prior to the initial advance of funds. The Bank has a right of set off against all other funds held with it.  We currently hold approximately $600,000 in cash and cash equivalents with the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:	September 5, 2008	RETRACTABLE TECHNOLOGIES, INC.
(Registrant)

		BY:	s/ Douglas W. Cowan
DOUGLAS W. COWAN
VICE PRESIDENT AND CHIEF FINANCIAL
OFFICER